Exhibit 17.1
Subsidiary Guarantors and Issuers of Guaranteed Securities
Each of the following securities issued by Petróleos Mexicanos is unconditionally and fully guaranteed, jointly and severally by Pemex Exploración y Producción (Pemex Exploration and Production), Pemex Transformación Industrial (Pemex Industrial Transformation) and Pemex Logística (Pemex Logistics), each a productive state-owned company of the Federal Government of Mexico:
Title of Each Class

4.875% Notes due 2024	4.250% Notes due 2025

6.875% Notes due 2025	6.875% Notes due 2026

4.500% Notes due 2026	6.500% Notes due 2027

6.490% Notes due 2027	9.500% Guaranteed Bonds due 2027

5.350% Notes due 2028	8.750% Notes due 2029

6.500% Notes due 2029	6.840% Notes due 2030

5.950% Notes due 2031	6.700% Notes due 2032

10.000% Notes due 2033	6.625% Guaranteed Bonds due 2035

6.625% Guaranteed Bonds due 2038	6.500% Bonds due 2041

5.500% Bonds due 2044	6.375% Bonds due 2045

5.625% Bonds due 2046	6.750% Bonds due 2047

6.350% Bonds due 2048	7.690% Bonds due 2050

6.950% Bonds due 2060